EXHIBIT 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
David J. Gunter Executive Vice President & Chief Financial Officer
T: (561) 682-8367
E: David.Gunter@Ocwen.com

Ocwen Financial Corporation
Announces Pricing of Common Stock Offering

WEST PALM BEACH, Fla., August 13, 2009 — Ocwen Financial Corporation (“Ocwen”) (NYSE:OCN) today announced that yesterday evening it priced a public offering of 28,000,000 shares of common stock at a price per share of $9.00. In addition, Ocwen has granted the underwriters a 30-day option to purchase up to an additional 4,200,000 shares of common stock to cover over-allotments, at the same price per share and on the same terms and conditions.

The net proceeds to Ocwen from the offering will be approximately $239.4 million after deducting underwriting discounts and before estimated offering expenses, exclusive of any proceeds attributable to any possible exercise of the underwriters’ over-allotment option. Ocwen intends to use the proceeds for general corporate purposes, including, without limitation, acquisitions and working capital.

J.P. Morgan Securities Inc., Barclays Capital Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the common stock offering. Piper Jaffray & Co. and Keefe, Bruyette & Woods, Inc. are acting as co-managers.

Ocwen has filed a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Copies of the prospectus supplement, when available, and the accompanying prospectus may be obtained for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities Inc., Attn: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 (phone 718-242-8002),  Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717; barclaysprospectus@broadridge.com (phone 888-603-5847) or Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152-4077; equity.syndicate@wachovia.com (phone 800-326-5897).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any common stock, nor will there be any sale of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocwen:
Ocwen Financial Corporation is a leading business process solutions provider specializing in loan servicing and special servicing. Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, the District of Columbia, Florida, Georgia and New York and global operations in Canada, India and Uruguay.